EXHIBIT 7.12

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of April 2, 2014 by and among Mr. Dong Xu (“Mr. Xu”), Mr. Benguo Tang (“Mr. Tang”), Mr. Xiaotong Wang (“Mr. Wang”), Ms. Siyuan Du (“Ms. Du”), Mr. Qicai Du (“Mr. Du”, together with Mr. Xu, Mr. Tang, Mr. Wang and Ms. Du, the “Management Members”), Baring Asia II Holdings (22) Limited (“Baring”) and MSPEA Education Holding Limited (“MSPEA”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, Noah Education Holdings Limited (the “Company”), Rainbow Education Holding Limited (“Parent”) and Rainbow Education Merger Sub Holding Limited, a wholly owned subsidiary of Parent (“Merger Sub”), have executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation;

WHEREAS, each of the Management Members or their respective Affiliates and MSPEA executed a Consortium Agreement, dated as of December 24, 2013 (the “Consortium Agreement”), pursuant to which the parties thereto agreed to establish a buyer consortium (the “Consortium”) in connection with a proposal for the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders have executed a Support Agreement in favor of Parent, pursuant to which each Rollover Shareholder agrees to, among other obligations, (i) cancel all of their Shares for no consideration in the Merger, (ii) subscribe for newly issued ordinary shares of Parent immediately prior to the Closing in accordance with the terms thereof and (iii) vote in favor of approval of the Merger Agreement, the Plan of Merger and the Transactions;

WHEREAS, on the date hereof, Morgan Stanley Private Equity Asia IV Holdings Limited, direct parent of MSPEA, has executed an equity commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which it agrees, subject to the terms and conditions set forth therein, to make an equity investment in Parent immediately prior to the Closing in connection with the Transactions;

WHEREAS, on the date hereof, each party hereto or its Affiliate has executed a limited guarantee (each a “Limited Guaranty”, and, collectively, the “Limited Guaranties”) in favor of the Company with respect to certain obligations of Parent under the Merger Agreement;

WHEREAS, the parties wish to agree to certain terms and conditions that will govern the actions of the Company and the relationship among the parties with respect to the Transactions;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereby agree as follows:

1. ACTIONS OF THE COMPANY.

On and after the date of this Agreement, absent the written consent of MSPEA, each of the Management Members shall not, and shall cause his or her Affiliates not to, take any action or omit to take any action, and shall not, directly or indirectly through his or her Affiliate, direct or request in writing that the Company or any other Group Company take or omit to take any action, which action or omission (a “Prohibited Action or Omission”) would or would reasonably be expected to (x) cause the Company to be in breach of any representation, warranty, covenant or agreement under the Merger Agreement or (y) constitute, either alone or in combination with any other event, circumstance, change or effect, a Company Material Adverse Effect; provided, that nothing in this Clause 1 shall prevent any Management Member from taking any action in his or her capacity as a director or officer (as the case may be) of the Company, if such person determines, in his or her good faith judgment upon written advice by the outside legal counsel of the Company, that failure to take such action is inconsistent with his or her fiduciary duties under applicable Law.

2. REPRESENTATIONS AND WARRANTIES.

2.1 Each Management Member hereby represents and warrants to MSPEA that he or she has no knowledge of any breach or inaccuracy of the representations and warranties of the Company under Article III of the Merger Agreement, except as set forth in the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement.

2.2 Each party hereby represents and warrants to the other parties that (i) it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary actions on the part of such party and no additional proceedings are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof, and (iv) its execution, delivery and performance of this Agreement will not violate (a) any provision of its organizational documents (as applicable) or any material agreement to which such party is a party or by which such party is bound; or (b) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such party.

3. PARENT TERMINATION FEE.

3.1 If the Merger is not consummated and the Parent Termination Fee becomes payable by Parent pursuant to Section 8.06(b) of the Merger Agreement, and any party hereto is a Defaulting Party (as defined below), notwithstanding anything provided under the Limited Guaranties, (a) the Defaulting Party shall be responsible for the entire Parent Termination Fee payable by Parent under Section 8.06(b) of the Merger Agreement and shall promptly pay an amount equal to the Parent Termination Fee to Parent by wire transfer of same day fund within one (1) Business Day following the termination of the Merger Agreement pursuant to Section 8.03(a) or Section 8.03(b) thereof; (b) in the event any of the Company’s fees and expenses shall become payable by Parent in accordance with Section 8.06(c) of the Merger Agreement, the Defaulting Party shall be responsible for all such fees and expenses payable by Parent; and (c) in the event that a Non-Defaulting Party’s liabilities under the relevant Limited Guaranty become due and payable, the Defaulting Party shall indemnify such Non-Defaulting Party in full for all payments made by, and all fees and out-of pocket expenses incurred by, such Non-Defaulting Party under such Limited Guaranty (the obligations of the Defaulting Party under this Section 3.1, collectively, the “Default Obligations”). If there is more than one Defaulting Party, each Defaulting Party shall be responsible for its Pro Rata Portion of the Default Obligations. A Defaulting Party’s “Pro Rata Portion” for the purposes of this Section 3.1 is a fraction, the numerator of which is the Guaranteed Percentage of such Defaulting Party and the denominator of which is the total Guaranteed Percentage of all Defaulting Parties.

3.2 If the Merger is not consummated and the Parent Termination Fee becomes payable by Parent pursuant to Section 8.06(b) of the Merger Agreement, but no party is a Defaulting Party, then each party shall be responsible for its Guaranteed Percentage of the Parent Termination Fees and Company’s fees and expenses under Section 8.06(b) and Section 8.06(c) of the Merger Agreement in accordance with and subject to the terms and conditions of the Limited Guaranty executed by such party.

3.3 A “Defaulting Party” is a party hereto, the failure of whom or whose Affiliate to perform its obligation under this Agreement or, to the extent it is a party, the Consortium Agreement, the Support Agreement or the Equity Commitment Letter, results in the failure of the Merger to consummate. A “Non-Defaulting Party” is a party hereto who is not a Defaulting Party.

4. CERTAIN FEES AND EXPENSES.

4.1 If the Merger is not consummated and any party hereto is a Defaulting Party, the parties agree that the Defaulting Party shall bear the fees and out-of-pocket expenses payable by each Non-Defaulting Party and the Consortium in connection with the Transactions incurred prior to the termination of this Agreement, including any fees and expenses: (x) payable to the Advisors (as defined in the Consortium Agreement) or (y) incurred in the defense, pursuit or settlement of any disputes or litigation relating to the Transactions (in which cases, whether such fees and expenses are incurred prior to the termination of this Agreement or not).

4.2 If the Merger is not consummated and no party hereto is a Defaulting Party, the parties agree that: (i) each party shall bear the fees and out-of-pocket expenses payable by it in connection with the Transactions incurred prior to the termination of this Agreement; and (ii) MSPEA shall bear any fees and out-of-pocket expenses payable by the Consortium in connection with the Transactions incurred prior to the termination of this Agreement, including any fees and expenses: (x) payable to the Advisors (as defined in the Consortium Agreement) or (y) incurred in the defense, pursuit or settlement of any disputes or litigation relating to the Transactions (in which cases, whether such fees and expenses are incurred prior to the termination of this Agreement or not).

4.3 Upon consummation of the Merger, Parent shall reimburse each party hereto for all fees and out-of-pocket expenses incurred by him or it in connection with the Transactions.

4.4 The provisions under this Clause 4 constitute the entire agreement, and supersede in full, all prior agreements, understanding, negotiations and statements, both written and oral, including without limitation Section 5 of the Consortium Agreement, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein.

5. INDEMNIFICATION.

Each party hereto (an “Indemnifying Party”) hereby agrees to indemnify and hold harmless the other parties hereto (each, an “Indemnified Party”) from and against all damages, losses, costs and expenses (collectively, the “Losses”) sustained or suffered by any such Indemnified Party resulting from or arising out of any failure by such Indemnifying Party to perform its obligations, or any failure of its representations and warranties to be true and accurate, under this Agreement. An Indemnified Party shall be entitled to seek indemnification of its entire Losses from any one of the Indemnifying Parties (to the extent there is more than one Indemnifying Party). Each Indemnifying Party hereby waives any and all defenses against an Indemnified Party that such Indemnifying Party’s liability shall not be in excess of or to a greater extent than an amount which is just and equitable having regard to other Indemnifying Party’s share in the responsibility for the facts and circumstances which contributed to and/or resulted in any claim being made by an Indemnified Party.

6. MISCELLANEOUS.

6.1 Effectiveness; Termination. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Clauses 3,4, 5 and 6) upon the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

6.2 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each party hereto.

6.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

6.4 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

6.5 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.6 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that this Agreement may be assigned to an Affiliate of a party hereto; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 6.7 shall be void.

6.8 Counterparts. This Agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

MR. DONG XU

/s/ Dong Xu

MR. BENGUO TANG

/s/ Benguo Tang

MR. XIAOTONG WANG

/s/ Xiaotong Wang

MS. SIYUAN DU

/s/ Siyuan Du

MR. QICAI DU

/s/ Qicai Du

[Signature Page to Interim Investors Agreement]

BARING ASIA II HOLDINGS (22) LIMITED

By:	/s/ P. H. Touzeau
Name: P. H. Touzeau
Position: Director

[Signature Page to Interim Investors Agreement]

MSPEA EDUCATION HOLDING LIMITED

By:	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Position: Sole Director

[Signature Page to Interim Investors Agreement]